SEVENTH AMENDMENT TO FINANCING AND SECURITY AGREEMENT

This **SEVENTH AMENDMENT TO FINANCING AND SECURITY AGREEMENT** (this "Joinder and Amendment") is made and entered into as of August 31, 2023, by and among THE ARENA PLATFORM, INC., a Delaware corporation ("Platform"), THE ARENA GROUP HOLDINGS, INC., a Delaware corporation ("Holdings"), THE ARENA MEDIA BRANDS, LLC, a Delaware limited liability company ("Brands"), THESTREET, INC., a Delaware corporation, COLLEGE SPUN MEDIA INCORPORATED, a New Jersey corporation ("Spun"), ATHLON HOLDINGS, INC., a Tennessee corporation ("AHI"), and ATHLON SPORTS COMMUNICATIONS, INC., a Tennessee corporation ("ASC" and together with Platform, Holdings, Brands, Spun, and AHI, collectively, jointly and severally, "Borrowers"), and SLR DIGITAL FINANCE LLC ("Lender").

WHEREAS, pursuant to that certain Financing and Security Agreement, made and entered into on February 6, 2020, by and among Initial Borrowers and Lender, as successor in interest to FPP Finance LLC (as amended, restated, supplemented or otherwise modified from time to time, the "FSA"); capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the FSA;

WHEREAS, pursuant to the FSA, Lender has extended credit to Borrowers upon the terms and subject to the conditions set forth therein; and

WHEREAS, Borrowers have requested that Lender amend the FSA in accordance with the terms of this Amendment.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. All capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the FSA. This Amendment and the terms and provisions hereof, are incorporated in their entirety into the FSA by reference. In the event of any conflict between this Amendment and the FSA, the terms of this Amendment shall prevail.

2. Amendments to the Financing Agreement.

a. The *General Rates and Fees* box on the first page of the FSA is hereby amended by deleting such box in its entirety and replacing it with the following:

GENERAL RATES AND FEES
The items referenced below are subject to and defined within the provisions of this Agreement: (a) Maximum Line Amount: Forty Million Dollars ($40,000,000) (b) Advance Rate: 85% of gross value of Invoices (c) Minimum Invoice Size: Five thousand dollars ($5,000) (d) Initial Financing Fee: A flat fee equal to 1/12 multiplied by the Facility Rate, based on the net amount Advanced with respect to any Invoice for a Financed Account (or the net amount Advanced for Advances not tied to any Invoice), for the initial 30-day period (e) Additional Financing Fee: A monthly rate equivalent to 1/12 multiplied by the Facility Rate, prorated daily on the net amount Advanced outstanding with respect to any Invoice for a Financed Account (or the net amount Advanced outstanding for Advances not tied to any Invoice), commencing on day 31. For the purposes of this Agreement, "**Facility Rate**" means the sum of: (x) the **Prime Rate** plus (y) **4.00%** per annum.

(f) Misdirected Payment Fee: Repayment of all Advances must be paid by the Account Debtor directly to Lender. In the event an Account Debtor fails to pay Lender directly, Lender will provide Borrower a grace period of five (5) business days to notify Lender of any Misdirected Payment and to forward the full amount of the Misdirected Payment to Lender otherwise Borrower may be assessed a Misdirected Payment Fee equaling 20% of the amount of such payment.

(g) Concentration Limit: The percentage of any debt from a single Account Debtor over the total amount outstanding from Borrower's Financed Accounts must remain below 25%. In the event the percentage exceeds the foregoing limit, Lender may exercise its right not to finance more Accounts of said Account Debtor.

(h) Diligence Fee: $50,000. Lender acknowledges prior receipt of such Diligence Fee.

(i) Wire Fee: An amount equal to Thirty-Five Dollars ($35.00) to cover fees and costs associated with incoming and outgoing wire transfers to/from the Lockbox or as between Lender/Borrower.

(j) Termination: Subject to a fee equal to 2.25% of the Maximum Line Amount (the "Early Termination Fee") with respect to any termination of this Agreement prior to December 31, 2025 (inclusive of any termination after an Event of Default and acceleration of the Obligations), Borrower may terminate this Agreement at any time upon 60 days prior written notice to Lender whereupon this Agreement shall terminate upon successful repayment of all outstanding Obligations inclusive of the Early Termination Fee and any amounts due under clauses (k) and (m) below for any period prior to the payment in full of the Obligations.

(k) Minimum Utilization: Borrower shall at all times utilize at least 10% of the Maximum Line Amount. The Financing Fees otherwise set forth herein shall be adjusted to reflect such minimum utilization.

(l) Maturity Date: Is December 31, 2025 (the "Maturity Date").

(m) Facility Fee: In consideration of Lender's entering into this Agreement, Borrower shall pay to Lender an annual facility fee (the "Facility Fee") in the amount of 0.5% of the Maximum Line Amount per annum, which Facility Fee shall be calculated on the period from the Sixth Amendment Effective Date through and including December 31, 2025. This Facility Fee is fully earned on the Seventh Amendment Effective Date. As accommodation to Borrower, the Facility Fee shall be due and payable in monthly installments of $16,666.67 on the last day of the month through the Maturity Date until paid in full. Lender acknowledges that Borrower has paid 9 of the 37 total monthly installments as of the Seventh Amendment Effective Date. Notwithstanding the foregoing, the unpaid balance of the Facility Fee shall be payable in full on the earlier of (a) the termination of this Agreement, (b) the last day of the then effective Term, and (c) at Lender's option, upon Lender's declaration of an Event of Default.

(n) Performance Fee: Borrower shall pay to Lender a performance fee (the "Performance Fee") in the amount equal to 2.25% of the Maximum Line Amount, if on or before the SI Deal Deadline an SI Deal Failure has occurred or if this Agreement is terminated prior to the earlier of: (i) the SI Deal Deadline or (ii) the occurrence of a SI Deal Failure. Such Performance Fee will be fully earned and due and payable on the earlier of (y) the SI Deal Deadline if the Approved SI Deal has not closed by such date or (z) the date of the occurrence of an SI Deal Failure. It is understood and agreed that Borrower's obligation to pay this Performance Fee will survive the termination of this Agreement.

(o) Success Fee: If the Approved SI Deal is consummated, Borrower will pay Lender a success fee (the "Success Fee") in an amount of (i) 0.30% (30 basis points) of Maximum Line Amount if consummation occurs on or before December 31, 2023, (ii) 0.60% (60 basis points) of Maximum Line Amount if consummation occurs after December 31, 2023 but on or before the SI Deal Deadline, and (iii) $0 if consummation occurs after the SI Deal Deadline. The Success Fee will be fully earned and due and payable on the date the Approved SI Deal is consummated.

a. Section 5. Section 5 of the Financing and Security Agreement is hereby amended by adding the following new Section 5.6:

> "5.6. Success Fee. The Success Fee shall be fully earned and due and payable as set forth in the General Rates and Fees."

b. Section 12.5. Section 12.5 of the Financing and Security Agreement is hereby amended to read as follows:

> 12.5. Borrower shall not: (a) create, incur, assume or permit to exist, any lien upon or with respect to any assets in which Lender now or hereafter holds as a security interest; or (b) incur any indebtedness for borrowed money (provided that the payment of interest by the non-cash capitalization thereof or the accretion of principal in lieu of the payment of cash interest shall not be deemed to constitute the incurrence of indebtedness for purposes of this Section 12.5), in the case of clause (a) or clause (b), other than as set forth on Schedule 12.5 attached hereto. With respect to indebtedness not otherwise prohibited by the above-referenced clause (b), Borrower may enter into a Permitted Refinancing. Borrower shall not pay any dividends in respect of the Series L Preferred Stock other than payment in kind dividends. Notwithstanding Borrower's obligation to pay the Misdirected Payment Fee, Borrower shall pay to Lender on the next banking day following the date of receipt by Borrower, the amount of any payment on account of a Financed Account.

c. Section 12. Clause (e) of Section 12.11 of the Financing and Security Agreement is hereby amended to read as follows and a new clause (f) is hereby added thereafter as follows:

> "(e) In the event Borrower is to make any payment in respect of the BRF Indebtedness, Borrower will provide to Lender three (3) business days prior to the date of such payment, a certificate signed by Administrative Borrower's Chief Financial Officer, certifying the amount of such payment, the effective date of such payment and demonstrating compliance with Section 2.02(d) of the Intercreditor Agreement.
>
> (f) Within five (5) business day of its occurrence, Borrower will notify Lender of any material changes in the terms of the Approved SI Deal and of any communication from SI or any other party involved in the negotiation of the Approved SI Deal requesting or detailing material changes to the Approved SI Deal or discussing or informing of any potential SI Deal Failure."

d. Section 17. Clause (k) of Section 17.1 of the Financing and Security Agreement is hereby amended to read as follows:

> ", or (k) an SI Deal Failure occurs."

e. Section 36. The definitions of "BRF Obligations" and "Change of Control" in Section 36 of the Financing and Security Agreement is amended by replacing such definition is its entirety with the following:

> "BRF Obligations" means the "Obligations" as such term is defined in the BRF Loan Agreement as in effect of the Seventh Amendment Effective Date.

"Change of Control" – means the person or entity constituting the majority ultimate beneficial owner of the voting equity interests of Borrower (or having the ability to elect a majority of the board of directors of Borrower) as of the date hereof (or the effective date of the Approved SI Deal if the same is consummated) no longer constituting the majority ultimate beneficial owner of the voting equity interests of Borrower (or having the ability to elect a majority of the board of directors of Borrower).

f. Section 36. The definition of "Performance Milestone" in Section 36 of the Financing and Security Agreement is hereby deleted.

g. Section 36. Section 36 of the Financing and Security Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

""Approved SI Deal" means the transactions contemplated by that certain Binding Letter of Intent, dated as of August 14, 2023, by and between the Borrower and SI which transaction must be consummated on or prior to the SI Deal Deadline upon terms reasonably acceptable to Lender.

"Series L Preferred Stock" means the Borrower's contemplated Series L Preferred Stock which will mature on or about the date that is five years from the closing date of the Approved SI Deal and upon maturity will require a repayment by the Borrower of $25.0 million in cash and all accrued PIK payments thereon.

"Seventh Amendment Effective Date" means August 31, 2023.

"SI" means Simplify Inventions, LLC.

"SI Deal Deadline" means March 31, 2024, provided that if the deadline for the consummation of the Approved SI Deal (as defined in the BRF Loan Agreement) is extended in accordance with the terms of the BRF Loan Agreement to March 31, 2024 or thereafter, then "SI Deal Deadline" will mean June 30, 2024.

"SI Deal Failure" means the failure of the Approved SI Deal to close on or before SI Deal Deadline or if prior to the SI Deal Deadline, Lender has determined in its reasonable discretion that the Approved SI Deal will not close: (i) based on a public announcement by Borrower or SI, any of their affiliates, their officers, employees, agents or advisors, or other information obtained by Lender, or (ii) as a result of the occurrence of an Event of Default under the BRF Loan Documents as a result of Borrower's failure to consummate the Approved SI Deal.

"Success Fee" – As stated within the General Rates and Fees."

h. Schedule 12.5. Schedule 12.5 of the Financing and Security Agreement is hereby amended by (i) amending the column captioned "Maximum Principal Amount May Not Exceed" of the row for the document captioned "Third Amended and Restated Note Purchase Agreement, dated as of December 15, 2022" as set forth below and (ii) by adding the row captioned "Series L Preferred Stock" below at the end of said schedule as follows:

Name of Loan Document	Date of Issuance/Document	Holder of Permitted Indebtedness	Maximum Principal Amount May Not Exceed
Third Amended and	December 15, 2022; one or	BRF Finance Co., LLC and each	$131,618,754 in principal

Restated Note Purchase Agreement, dated as of December 15, 2022. (as amended, amended and restated, refinanced, supplemented or otherwise modified of time to time).	more additional borrowings may be incurred from time to time thereafter.	person who becomes a purchaser under the BRF Loan Agreement.	amount plus any PIK interest incurred pursuant to the BRF Loan Agreement.
Series L Preferred Stock.	On or before the SI Deal Deadline.	Simplify Inventions, LLC or an affiliate of the same.	$25,000,000 plus any accrued PIK dividends or interest.

3. CONDITIONS TO EFFECTIVENESS:

This Amendment shall become effective as of the first date upon which each of the following conditions is satisfied (the "Amendment Effective Date"):

a. Documents. Borrowers shall have delivered or caused to be delivered the following documents in form and substance reasonably satisfactory to Lender (and, as applicable, duly executed and dated the Amendment Effective Date or an earlier date satisfactory to Lender):

i. Amendment. A fully executed original of this Amendment.

ii. Payment of Amendment Fee. Payment of an amendment fee in the amount of $25,000, which was fully earned and due and payable on the date Lender charged the same to the Reserve Account.

iii. Amendment Number One to Third Amended and Restated Note Purchase Agreement. A fully executed copy of Amendment No.1 to the BRF Loan Agreement.

iv. Amendment to Intercreditor Agreement. A fully executed copy of Amendment No. 3 to the Intercreditor Agreement.

v. Payment of Legal Fees. Payment of all legal fees incurred by Lender in connection with this Amendment, which shall be charged by Lender to the Reserve Account.

b. Representations and Warranties. The representations and warranties of each Borrower set forth in the FSA and the other Loan Documents to which such Borrower is a party shall be true and correct in all material respects (or in all respects with respect to any representation or warranty which by its terms is limited as to materiality, in each case, after giving effect to such qualification) on and as of Amendment Effective Date.

c. No Default. Both before and after giving effect to this Amendment and the transactions contemplated thereby, no event shall have occurred or be continuing or would result from the amendments contemplated hereby that would constitute an Event of Default or a default under the FSA or the other Loan Documents.

d. Fees and Expenses. Borrowers shall have paid all documented or invoiced fees, costs and expenses due and payable by Borrowers on or prior to the Amendment Effective Date under the FSA and the other Loan Documents.

4. [Reserved].

5. MISCELLANEOUS:

a. Ratification, Etc. Except as expressly amended hereby, the FSA and the other Loan Documents are hereby ratified and confirmed in all respects and shall continue in full force and effect. This Amendment and the FSA shall hereafter be read and construed together as a single document, and all references in the FSA or any other Loan Document shall hereafter refer to the FSA as amended by this Amendment.

b. Reaffirmation. Each Borrower hereby (a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under FSA and any other Loan Document to which it is a party and (b) ratifies and reaffirms its grant of security interests and liens and confirms and agrees that such security interests and liens shall continue in full force and effect and ranks as continuing security for the payment and discharge of the obligations secured thereunder, including, without limitation, all of the Obligations.

c. No Waiver. Nothing contained in this Amendment shall be deemed to (a) constitute a waiver of any default or Event of Default that may hereafter occur or heretofore have occurred and be continuing, (b) except as a result of the amendments expressly set forth in Section I of this Amendment, otherwise modify any provision of the FSA or any other Loan Document, or (c) give rise to any defenses or counterclaims to Lender's right to compel payment of the Obligations when due or to otherwise enforce its rights and remedies under the FSA and the other Loan Documents.

d. Release.

i. Effective on the upon execution by Borrowers of this Amendment, each Borrower, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby waives, releases, remises and forever discharges Lender, each of its affiliates, and each of their respective successors in title, past, present and future officers, directors, employees, limited partners, general partners, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals and all other persons and entities to whom Lender would be liable if such persons or entities were found to be liable to any Borrower (each a "Releasee" and collectively, the "Releasees"), from any and all past, present and future claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, whether based in equity, law, contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (each a "Claim" and collectively, the "Claims"), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforeseen, past or present, liquidated or unliquidated, suspected or unsuspected, which any Borrower ever had from the beginning of the world to the date hereof, now has, or might hereafter have against any such Releasee which relates, directly or indirectly to the FSA, any related document, or to any acts or omissions of any such Releasee with respect to the FSA or any related document, or to the lender-borrower relationship evidenced by the FSA or any related documents, except for the duties and obligations set forth in this Amendment, the FSA or any related documents from and after the date hereof. As to each and every claim released hereunder, each Borrower hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."

ii. As to each and every claim released hereunder, each Borrower also waives the benefit of each other similar provision of applicable federal or state law, if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

iii. Each Borrower acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

iv. Each Borrower, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any claim released, remised and discharged by such Person pursuant to the above release. Each Borrower further agrees that it shall not dispute the validity or enforceability of the FSA or any of related documents or any of its obligations thereunder, or the validity, priority, enforceability or the extent of Lender's lien on any item of Collateral under the FSA or the other related documents. If any Borrower or any of their respective successors, assigns, or officers, directors, employees, agents or attorneys, or any Person acting for or on behalf of, or claiming through it violate the foregoing covenant, such Borrower, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by such Releasee as a result of such violation.

e. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

f. Counterparts; Effectiveness. This Amendment may be executed via facsimile or other electronic method of transmission in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Seventh Amendment to Financing and Security Agreement as of the date first above written.

BORROWERS:

THE ARENA PLATFORM, INC.,
a Delaware corporation

By: Ross Levinsohn
Name: Ross Levinsohn
Title: Chief Executive Officer

THE ARENA GROUP HOLDINGS, INC.,
a Delaware corporation

By: Ross Levinsohn
Name: Ross Levinsohn
Title: Chief Executive Officer

THE ARENA MEDIA BRANDS, LLC,
a Delaware limited liability company

By: Ross Levinsohn
Name: Ross Levinsohn
Title: Chief Executive Officer

THESTREET, INC.,
a Delaware corporation

By: Ross Levinsohn
Name: Ross Levinsohn
Title: Chief Executive Officer

COLLEGE SPUN MEDIA INCORPORATED,
a New Jersey corporation

By: Ross Levinsohn
Name: Ross Levinsohn
Title: Chief Executive Officer

ATHLON HOLDINGS, INC.,
a Tennessee corporation

By: Ross Levinsohn
Name: Ross Levinsohn
Title: Chief Executive Officer

ATHLON SPORTS COMMUNICATIONS, INC.,
a Tennessee corporation

By: Ross Levinsohn
Name: Ross Levinsohn
Title: Chief Executive Officer

LENDER:

SLR DIGITAL FINANCE LLC,

DocuSigned by:
Danielle Baldaro
3C74D351FB75431...

By: ____________________________
Name: Danielle Baldaro
Title: SVP, DF Portfolio Manager